Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2027
FISCAL 2027 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•First quarter revenues were $2.28 billion, a 6% increase compared to $2.14 billion in the prior year, driven by growth at the Digital Real Estate Services, Book Publishing and Dow Jones segments, while net income in the quarter was $215 million, a 43% increase compared to $150 million in the prior year.
•First quarter Total Segment EBITDA was $403 million, a 19% increase compared to $340 million in the prior year.
•First quarter reported EPS were $0.29 as compared to $0.20 in the prior year - Adjusted EPS were $0.28 as compared to $0.22 in the prior year.
•Dow Jones revenues for the first quarter rose a robust 8% compared to the prior year, driven by higher circulation and licensing revenues, 11% growth at Dow Jones Risk & Compliance and 8% growth at Dow Jones Energy.
•REA Group revenues for the first quarter rose 13%, driven by positive foreign exchange impacts and double-digit growth in controllable buy yield.
•Move, operator of Realtor.com®, continued to scale profitability for the first quarter with 5% growth in revenues and improved operational efficiencies.
•Book Publishing delivered 9% revenue growth for the quarter, supported by strong sales and continued growth in digital revenues.

NEW YORK, NY – November 4, 2026 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2026.

Commenting on the results, Chief Executive Robert Thomson said:

“We began Fiscal 2027 with a record first quarter performance, as revenues increased 6 percent to $2.3 billion, net income expanded 43 percent to $215 million and Total Segment EBITDA surged 19 percent to $403 million, while our margins expanded meaningfully and earnings per share were 29 cents compared to 20 cents in the prior year. These results herald our fourteenth consecutive quarter of year-over-year profitability growth. Our three engines of growth - Digital Real Estate Services, Dow Jones and Book Publishing - collectively delivered robust results despite volatile economic conditions.

Our performance reflects the transformation of News Corp into a thriving, higher-margin business, digitally driven with peerless, profitable content. We believe we are primed for further growth in the AI age, as data centers, chips and water may be necessary components, but high quality content is the very essence of AI.

We remain vigilant in protecting that priceless intellectual property. We are pleased to have partners in OpenAI and Meta that recognize the importance of our content, and remain optimistic that other platforms will choose compensation over confiscation, principle over plunder. To that end, we will woo and we will sue.

We will continue to pursue growth and increased profitability with diligent cost discipline and prudent capital stewardship with the clear aim of creating value for all News Corp shareholders.”

FIRST QUARTER RESULTS

The Company reported fiscal 2027 first quarter total revenues of $2.28 billion, a 6% increase compared to $2.14 billion in the prior year, primarily driven by higher revenues at Digital Real Estate Services, Book Publishing and Dow Jones. Results included a $43 million, or 2%, positive impact from foreign currency fluctuations. Adjusted

Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 4% compared to the prior year.

Net income for the quarter was $215 million, a 43% increase compared to $150 million in the prior year, primarily driven by higher Total Segment EBITDA, as discussed below, and higher Other, net, primarily due to a gain related to the divestiture of REA India’s remaining business, partially offset by higher income tax expense.

The Company reported first quarter Total Segment EBITDA of $403 million, a 19% increase compared to $340 million in the prior year, primarily driven by the strong revenue growth discussed above. Adjusted Total Segment EBITDA (as defined in Note 2) increased 13%.

Net income per share attributable to News Corporation stockholders was $0.29 as compared to $0.20 in the prior year. Adjusted EPS (as defined in Note 3) were $0.28 compared to $0.22 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2026	2025	% Change
	(in millions)		Better/(Worse)
Revenues:
Dow Jones	$630	$586	8%
Digital Real Estate Services	529	479	10%
Book Publishing	582	534	9%
News Media	540	545	(1)%
Other	—	—	—%
Total Revenues	$2,281	$2,144	6%

Segment EBITDA:
Dow Jones	$160	$144	11%
Digital Real Estate Services	212	158	34%
Book Publishing	75	58	29%
News Media	18	30	(40)%
Other	(62)	(50)	(24)%
Total Segment EBITDA	$403	$340	19%

Dow Jones

Revenues in the quarter increased $44 million, or 8%, compared to the prior year, driven by higher circulation and subscription revenues and higher digital advertising revenues. Digital revenues at Dow Jones in the quarter represented 85% of total revenues compared to 84% in the prior year. Adjusted Revenues increased 8%.

Circulation and subscription revenues increased $33 million, or 7%, reflecting higher circulation and licensing revenues and a 5% increase in professional information business revenues, led by 11% growth in Dow Jones Risk & Compliance revenues to $104 million and 8% growth in Dow Jones Energy revenues to $79 million. Circulation revenues increased 4% compared to the prior year driven by higher digital direct subscription ARPU and continued growth in digital-only subscriptions. Digital circulation revenues accounted for 76% of circulation revenues for the quarter, compared to 75% in the prior year.

During the first quarter, total average subscriptions to Dow Jones’ news products were over 6.9 million, an 8% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ news products grew 10% to nearly 6.5 million. Total subscriptions to The Wall Street Journal grew 9% compared to the prior year, to 5.0 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 11% to nearly 4.7 million average subscriptions in the quarter, driven by growth in enterprise news subscriptions, and represented 93% of total Wall Street Journal subscriptions.

	For the three months ended September 30,
	2026	2025	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	4,663	4,217	11%
Total subscriptions	5,008	4,610	9%
Barron’s Group
Digital-only subscriptions	1,536	1,366	12%
Total subscriptions	1,622	1,471	10%
Total News Products
Digital-only subscriptions	6,477	5,878	10%
Total subscriptions	6,922	6,392	8%

Advertising revenues for the quarter increased $8 million, or 9%, driven by a 12% increase in digital advertising revenues. Digital advertising accounted for 70% of total advertising revenues for the quarter, compared to 68% in the prior year.

Segment EBITDA for the quarter increased $16 million, or 11%, reflecting the higher revenues discussed above, partially offset by an increase in employee costs and the timing of marketing spend. Adjusted Segment EBITDA increased 11%.

Digital Real Estate Services

Revenues in the quarter increased $50 million, or 10%, compared to the prior year, driven by higher revenues at both REA Group and Move. Segment EBITDA in the quarter increased $54 million, or 34%, compared to the prior year, due to higher contributions from both REA Group and Move. Adjusted Revenues and Adjusted Segment EBITDA increased 4% and 23%, respectively.

In the quarter, revenues at REA Group increased $42 million, or 13%, to $369 million, including a $27 million, or 8%, positive impact from foreign currency fluctuations, driven by higher Australian residential revenues primarily due to price increases, growth in add-on products and increased depth penetration, partially offset by unfavorable geographical mix. Australian national residential buy listing volumes in the quarter declined 2% compared to the prior year, with Sydney and Melbourne down 16%.

On October 23, 2026, REA Group hosted an investor briefing in Sydney. Materials, including a webcast, can be found on the REA Group Investor Relations website.

Move’s revenues in the quarter increased $8 million, or 5%, to $160 million, primarily as a result of higher sales of RealPRO SelectSM, which drove both higher revenues per lead and annual contract value, and continued revenue growth in seller, new homes and rentals. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal first quarter were 66 million, an 8% decrease compared to the prior year driven primarily by broader macroeconomic trends and a focus on higher quality leads, with lead volumes decreasing 11% compared to the prior year period. According to Comscore, monthly average visits for the first quarter for Realtor.com® were 263 million, and Realtor.com® continues to lead the industry in engagement as measured by visits per unique user.

Book Publishing

Revenues in the quarter increased $48 million, or 9%, compared to the prior year, driven by higher physical and digital book sales, reflecting strength in General Books and Children’s Publishing. Adjusted Revenues increased 8%.

Digital sales increased 6% compared to the prior year driven by an increase in audiobook sales. Digital sales represented 23% of consumer revenues for the first quarters of both fiscal 2027 and 2026. Backlist sales represented approximately 66% of consumer revenues in the quarter compared to 65% in the prior year.

Segment EBITDA for the quarter increased $17 million, or 29%, compared to the prior year, due to the higher revenues discussed above and the absence of a $13 million write-off of a customer receivable in the prior year, partially offset by higher costs due to higher sales volume and mix of titles. Adjusted Segment EBITDA increased 29%.

News Media

Revenues in the quarter decreased $5 million, or 1%, compared to the prior year, primarily due to lower other revenues and lower print advertising revenues, partially offset by a $17 million, or 3%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 4%.

Circulation and subscription revenues increased $8 million, or 3%, compared to the prior year, due to a $9 million, or 3%, positive impact from foreign currency fluctuations, increased cover and subscription pricing and higher content licensing revenues, partially offset by print volume declines.

Advertising revenues decreased $4 million, or 2%, compared to the prior year, primarily due to lower print advertising revenues, partially offset by a $5 million, or 3%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA decreased $12 million, or 40%, compared to the prior year, driven by the lower revenues discussed above. Adjusted Segment EBITDA decreased 40%.

Digital revenues represented 41% of News Media segment revenues in the quarter, compared to 38% in the prior year, and represented 40% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of September 30, 2026 were 1,163,000 (1,006,000 for news mastheads), compared to 1,162,000 (993,000 for news mastheads) in the prior year (Source: Internal data).
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of September 30, 2026 were 686,000, compared to 640,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 57 million global monthly unique users in September 2026, compared to 77 million in the prior year (Source: Meta Pixel).
•New York Post’s digital network reached 84 million monthly unique users in September 2026, compared to 94 million in the prior year (Source: Google Analytics).

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the three months ended September 30,
	2026	2025
	(in millions)
Net cash provided by operating activities from continuing operations	$13	$85
Less: Capital expenditures	(102)	(81)
Free cash flow	$(89)	$4

Net cash provided by operating activities from continuing operations of $13 million for the three months ended September 30, 2026 was $72 million lower than net cash provided by operating activities from continuing operations of $85 million in the prior year, primarily due to the timing of working capital movements and higher tax payments, partially offset by higher Total Segment EBITDA, as discussed above.

Free cash flow in the three months ended September 30, 2026 was $(89) million compared to $4 million in the prior year. The decrease in free cash flow was primarily driven by lower cash provided by operating activities from continuing operations, as discussed above, and a $21 million increase in capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations, less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on November 4, 2026. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2026	2025
Revenues:
Circulation and subscription	$823	$782
Advertising	323	317
Consumer	556	510
Real estate	418	370
Other	161	165
Total Revenues	2,281	2,144
Operating expenses	(988)	(941)
Selling, general and administrative	(890)	(863)
Depreciation and amortization	(126)	(117)
Impairment and restructuring charges	(20)	(19)
Equity losses of affiliates	(3)	(2)
Interest income, net	4	6
Other, net	38	4
Income before income tax expense	296	212
Income tax expense	(81)	(62)
Net income	215	150
Net income attributable to noncontrolling interests	(56)	(38)
Net income attributable to News Corporation stockholders	$159	$112

Weighted-average shares outstanding:
Basic	541.0	564.9
Diluted	542.7	566.9

Net income attributable to News Corporation stockholders per share, basic and diluted	$0.29	$0.20

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2026	As of June 30, 2026
Assets:
Current assets:
Cash and cash equivalents	$1,777	$2,095
Receivables, net	1,863	1,757
Inventory, net	332	302
Other current assets	321	328
Total current assets	4,293	4,482
Non-current assets:
Investments	1,048	1,002
Property, plant and equipment, net	1,411	1,398
Operating lease right-of-use assets	755	754
Intangible assets, net	1,815	1,837
Goodwill	4,558	4,542
Deferred income tax assets, net	251	251
Other non-current assets	1,305	1,278
Total assets	$15,436	$15,544
Liabilities and Equity:
Current liabilities:
Accounts payable	$434	$412
Accrued expenses	941	1,080
Deferred revenue	546	543
Current borrowings	3	—
Other current liabilities	722	726
Total current liabilities	2,646	2,761
Non-current liabilities:
Borrowings	2,009	1,989
Retirement benefit obligations	100	97
Deferred income tax liabilities, net	109	108
Operating lease liabilities	836	840
Other non-current liabilities	519	513
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	10,194	10,380
Accumulated deficit	(199)	(312)
Accumulated other comprehensive loss	(1,512)	(1,548)
Total News Corporation stockholders' equity	8,489	8,526
Noncontrolling interests	728	710
Total equity	9,217	9,236
Total liabilities and equity	$15,436	$15,544

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2026	2025
Operating activities:
Net income	$215	$150
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	126	117
Operating lease expense	17	17
Equity losses of affiliates	3	2
Impairment charges	—	5
Deferred income taxes	3	18
Other, net	(38)	(3)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(143)	(77)
Inventories, net	(31)	(3)
Accounts payable and other liabilities	(139)	(141)
Net cash provided by operating activities from continuing operations	13	85
Investing activities:
Capital expenditures	(102)	(81)
Proceeds from sales of property, plant and equipment	—	1
Acquisitions, net of cash acquired	—	(41)
Proceeds from business dispositions	10	—
Purchases of investments in equity affiliates and other	(14)	(17)
Proceeds from sales of investments in equity affiliates and other	31	38
Other, net	(4)	(1)
Net cash used in investing activities from continuing operations	(79)	(101)
Financing activities:
Repayment of borrowings	—	(6)
Repurchase of News Corp shares	(166)	(92)
Dividends paid	(61)	(47)
Other, net	(34)	(34)
Net cash used in financing activities from continuing operations	(261)	(179)
Cash flows from discontinued operations:
Net cash used in operating activities from discontinued operations	—	(5)
Net cash used in investing activities from discontinued operations	—	—
Net cash used in financing activities from discontinued operations	—	—
Net cash used in discontinued operations	—	(5)

Net change in cash and cash equivalents, including discontinued operations	(327)	(200)
Effect of exchange rate changes on cash and cash equivalents, including discontinued operations	9	(5)
Cash and cash equivalents, beginning of year	2,095	2,403
Cash and cash equivalents, end of period	$1,777	$2,198

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles Net income to Total Segment EBITDA for the three months ended September 30, 2026 and 2025:

	For the three months ended September 30,
	2026	2025	Change	% Change
	(in millions)
Net income	$215	$150	$65	43%
Reconciling items:
Income tax expense	81	62	19	31%
Other, net	(38)	(4)	(34)	(850)%
Interest income, net	(4)	(6)	2	33%
Equity losses of affiliates	3	2	1	50%
Impairment and restructuring charges	20	19	1	5%
Depreciation and amortization	126	117	9	8%
Total Segment EBITDA	$403	$340	$63	19%

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2026 and 2025:

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2026	2025	Difference	2026	2025	Difference
	(in millions)			(in millions)
As reported	$2,281	$2,144	$137	$403	$340	$63
Impact of acquisitions	(14)	—	(14)	(1)	—	(1)
Impact of divestitures	(8)	(14)	6	5	6	(1)
Impact of foreign currency fluctuations	(43)	—	(43)	(15)	—	(15)
Net impact of U.K. Newspaper Matters	—	—	—	—	1	(1)
As adjusted	$2,216	$2,130	$86	$392	$347	$45

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2026 and 2025 are as follows:

Fiscal Year 2027
Q1
U.S. Dollar per Australian Dollar	$0.71
U.S. Dollar per British Pound Sterling	$1.34

Fiscal Year 2026
Q1
U.S. Dollar per Australian Dollar	$0.65
U.S. Dollar per British Pound Sterling	$1.35

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2026 and 2025 are as follows:

	For the three months ended September 30,
	2026	2025	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$630	$586	8%
Digital Real Estate Services	486	467	4%
Book Publishing	577	534	8%
News Media	523	543	(4)%
Other	—	—	—%
Adjusted Total Revenues	$2,216	$2,130	4%

Adjusted Segment EBITDA:
Dow Jones	$160	$144	11%
Digital Real Estate Services	201	164	23%
Book Publishing	75	58	29%
News Media	18	30	(40)%
Other	(62)	(49)	(27)%
Adjusted Total Segment EBITDA	$392	$347	13%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2026 and 2025:

	For the three months ended September 30, 2026
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$630	$(1)	$—	$1	$—	$630
Digital Real Estate Services	529	(8)	(8)	(27)	—	486
Book Publishing	582	(5)	—	—	—	577
News Media	540	—	—	(17)	—	523
Other	—	—	—	—	—	—
Total Revenues	$2,281	$(14)	$(8)	$(43)	$—	$2,216

Segment EBITDA:
Dow Jones	$160	$—	$—	$—	$—	$160
Digital Real Estate Services	212	(1)	5	(15)	—	201
Book Publishing	75	—	—	—	—	75
News Media	18	—	—	—	—	18
Other	(62)	—	—	—	—	(62)
Total Segment EBITDA	$403	$(1)	$5	$(15)	$—	$392

	For the three months ended September 30, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$586	$—	$—	$—	$—	$586
Digital Real Estate Services	479	—	(12)	—	—	467
Book Publishing	534	—	—	—	—	534
News Media	545	—	(2)	—	—	543
Other	—	—	—	—	—	—
Total Revenues	$2,144	$—	$(14)	$—	$—	$2,130

Segment EBITDA:
Dow Jones	$144	$—	$—	$—	$—	$144
Digital Real Estate Services	158	—	6	—	—	164
Book Publishing	58	—	—	—	—	58
News Media	30	—	—	—	—	30
Other	(50)	—	—	—	1	(49)
Total Segment EBITDA	$340	$—	$6	$—	$1	$347

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2026 and 2025:

	For the three months ended September 30, 2026		For the three months ended September 30, 2025
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$215		$150
Less: Net income attributable to noncontrolling interests	(56)		(38)
Net income attributable to News Corporation stockholders	$159	$0.29	$112	$0.20
U.K. Newspaper Matters	—	—	1	—
Impairment and restructuring charges	20	0.04	19	0.03
Other, net	(38)	(0.07)	(4)	—
Tax impact on items above	(2)	—	(7)	(0.01)
Impact of noncontrolling interest on items above	12	0.02	1	—
As adjusted	$151	$0.28	$122	$0.22

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues to constant currency revenues for the three months ended September 30, 2026:

	Q1 Fiscal 2026	Q1 Fiscal 2027	FX impact	Q1 Fiscal 2027 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$782	$823	8	815	5%	4%
Advertising	317	323	6	317	2%	—%
Consumer	510	556	—	556	9%	9%
Real estate	370	418	21	397	13%	7%
Other	165	161	8	153	(2)%	(7)%
Total revenues	$2,144	$2,281	$43	$2,238	6%	4%

Dow Jones:
Circulation and subscription	$491	$524	$(1)	$525	7%	7%
Advertising	85	93	—	93	9%	9%
Other	10	13	—	13	30%	30%
Total Dow Jones segment revenues	$586	$630	$(1)	$631	8%	8%

Digital Real Estate Services:
Circulation and subscription	$2	$2	$—	$2	—%	—%
Advertising	41	43	1	42	5%	2%
Real estate	370	418	21	397	13%	7%
Other	66	66	5	61	—%	(8)%
Total Digital Real Estate Services segment revenues	$479	$529	$27	$502	10%	5%

REA Group revenues	$327	$369	$27	$342	13%	5%

	Q1 Fiscal 2026	Q1 Fiscal 2027	FX impact	Q1 Fiscal 2027 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$510	$556	$—	$556	9%	9%
Other	24	26	—	26	8%	8%
Total Book Publishing segment revenues	$534	$582	$—	$582	9%	9%

News Media:
Circulation and subscription	$289	$297	$9	$288	3%	—%
Advertising	191	187	5	182	(2)%	(5)%
Other	65	56	3	53	(14)%	(18)%
Total News Media segment revenues	$545	$540	$17	$523	(1)%	(4)%